Exhibit 1

Transaction in the Shares of the Issuer Since the Filing of Amendment No. 5 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

KURT P. ADAMS

Purchase of Common Stock	300	151.0100	02/13/2026